BDO Seidman, LLP	1700 Market Street, 29th Floor
Accountants and Consultants	Philadelphia, Pennsylvania 19103-3962
Telephone (215) 636-5500
Fax (215) 636-5501

September 12, 2005

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on June 27, 2005, to be filed by our former client, CoreCare Systems, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP

BDO Seidman, LLP

cc:	Rose DiOttavio
Thomas T. Fleming